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                                                                 EXHIBIT 23.1



The Board of Directors
Casa Ole Restaurants, Inc.


We consent to incorporation by reference in the registration statement (No. 333-2271) on Form S-8 of Casa Ole Restaurants, Inc. of our report dated February 13, 1998, relating to the consolidated balance sheets of the Casa Ole Restaurants, Inc. as of December 27, 1996 and December 28, 1997 and the related consolidated statements of income, stockholders' equity and cash flows for the three fiscal-year period ended December 28, 1997, which report appears in the December 28, 1997, Annual Report on Form 10-K of Casa Ole Restaurants, Inc.




Houston, Texas
March 27, 1998